EXHIBIT 99.1

[LETTERHEAD]
SPECTRANETICS


              SPECTRANETICS COMPLETES SALE OF INDUSTRIAL SUBSIDIARY
                             FOR $15 MILLION IN CASH

            SPECTRANETICS TO FOCUS RESOURCES ON CORE MEDICAL BUSINESS


COLORADO SPRINGS, COLORADO - June 18, 1999 - The Spectranetics Corporation (NASDAQ: SPNC), developer, manufacturer and marketer of devices and technologies for interventional cardiovascular therapy, announced the completion today of the sale of the Company's wholly owned industrial subsidiary, Polymicro Technologies, Inc., to affiliates of Keystone Capital, Inc. for $15 million in cash.

Joseph A. Largey, Spectranetics' President and Chief Executive Officer, said the transaction affords Spectranetics the opportunity to intensify its focus on its core medical device business, which is driven by sales of single-use catheters for a growing number of cardiovascular procedures that involve the Company's excimer laser technology. He said that Spectranetics will use the proceeds of the sale for general corporate purposes, including sales, marketing and clinical initiatives for new products and applications.

Polymicro, located in Phoenix, Arizona, manufactures drawn silica glass products for industrial, aerospace and medical uses with an emphasis on the analytical instrument market. Keystone Capital, Inc. is a private equity investment advisory firm based near Chicago, Illinois.

Spectranetics is a medical device company engaged in the development, manufacturing, marketing and distribution of its technology for interventional cardiovascular therapy. The Company's CVX-300(R) excimer laser system is the only excimer laser system approved by the FDA for multiple cardiovascular procedures. The technology has been designed for use in multiple cardiovascular applications, including coronary angioplasty and the removal of pacemaker and ICD leads. The Company is also developing additional applications for its excimer laser technology in restenosed stents and peripheral vascular applications.


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